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                                                                    EXHIBIT 99.7

FOR IMMEDIATE RELEASE

MEDIA CONTACT: Beth Winkowski           INVESTOR CONTACT: Julie Lorigan
               781.359.7411                               781.359.7589
               winkowsk@openmarket.com                    lorigan@openmarket.com

                   OPEN MARKET RAISES $20 MILLION IN EQUITY
                           THROUGH PRIVATE PLACEMENT

BURLINGTON, MA -- July 31, 1998 -- Open Market, Inc. (NASDAQ: OMKT), a leading provider of Internet commerce and information management software, today announced that it has closed a $20 million private placement of common stock to CMG Information Services, Inc. (NASDAQ: CMGI), an investor and developer of Internet companies, and a fund managed by Heights Capital Management, a leader in equity financing for emerging growth companies.

"The additional working capital provided by this financing strengthens our balance sheet and gives the Company more financial flexibility," said Regina Sommer, senior vice president and chief financial officer of Open Market, Inc. "We are pleased to be in a position to leverage market opportunities as they arise in this exciting and rapidly growing marketplace. In addition, this investment solidifies our strong relationship with CMG Information Services, who is also a customer and a partner."

Under the terms of the agreement, Open Market sold an aggregate of 1,338,912 shares of unregistered common stock at a price of $14.94 per share. In addition to the common stock, the new investors received warrants to purchase an additional 334,728 common shares at a price of $16.43 per share. The Company will file a registration statement covering the common shares. Included in the terms of the agreement are certain adjustments, and other provisions including a repurchase provision which become operative in the event that the registration statement is not declared effective in a timely manner.

PaineWebber, Inc. served as the Company's placement agent on this transaction.

MORE ABOUT OPEN MARKET

Founded in 1994, Open Market, Inc. (NASDAQ: OMKT) provides high-performance application software products and professional services that allow its customers to engage in business-to-consumer and business-to-business Internet commerce, information commerce, and commercial publishing. Among Open Market's distinguished roster of global customers are five of the world's ten-largest telecommunications firms and more than 700 publishers. The company, headquartered in Burlington, Massachusetts, can be reached by calling 1.888.OPEN.MKT or by visiting http://www.openmarket.com.

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This news release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the company's limited operating history, delays in product development, development of the Internet market, changes in product pricing policies, competitive pressures, and the risk factors detailed from time to time in the company's periodic reports and registration statements filed with the Securities and Exchange Commission.

Open Market, Transact, and We ARE Internet Commerce are trademarks or registered trademarks of Open Market, Inc. in the United States and other countries. All other names are used for identification purposes only and may be trademarks of their respective owners.